                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                                (AMENDMENT #1)

                   Under the Securities Exchange Act of 1934



                        Dover Downs Entertainment, Inc.
________________________________________________________________________________
                               (Name of Issuer)


                          $.10 Par Value Common Stock
________________________________________________________________________________
                         (Title of Class of Securities)


                                  260086 10 3
        _______________________________________________________________
                                (CUSIP Number)

     Henry B. Tippie, P.O. Box 26557, Austin, Texas 78755, (512) 346-1800
________________________________________________________________________________
     (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                March 16, 2001
        _______________________________________________________________
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

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                                 SCHEDULE 13D
                        DOVER DOWNS ENTERTAINMENT, INC.

CUSIP NO. 260086 10 3                                                Page 2 of 3


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(1)   NAME OF REPORTING PERSON
      (a)  Estate of John W. Rollins, Sr.
      (b)  Henry B. Tippie, Executor of the Estate of John W. Rollins, Sr.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      (a)  E.I.N. #54-6461824
      (b)  S.S. ####-##-####
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
(3)   SEC USE ONLY


------------------------------------------------------------------------------
(4)   SOURCE OF FUNDS*

      00
------------------------------------------------------------------------------
(5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    [_]

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(6)   CITIZENSHIP OR PLACE OF ORGANIZATION
(a)   State of Delaware
(b)   United States
------------------------------------------------------------------------------
(7)   SOLE VOTING POWER
(a)   10,311,960
(b)    3,150,000


------------------------------------------------------------------------------
NUMBER OF SHARES                      (8)   SHARED VOTING POWER
BENEFICIALLY OWNED                          (a)      0
BY EACH REPORTING PERSON WITH               (b) 45,000

                                      (9)   SOLE DISPOSITIVE POWER
                                            (a)   10,311,960
                                            (b)    3,150,000

                                      (10)  SHARED DISPOSITIVE POWER
                                            (a)      0
                                            (b)  45,000
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                                 SCHEDULE 13D
                        DOVER DOWNS ENTERTAINMENT, INC.

CUSIP NO. 260086 10 3                                                Page 3 of 3


(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           (a)   10,311,960
           (b)    3,195,000
------------------------------------------------------------------------------
(12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                               [_]

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(13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           (a)    27.2%
           (b)     8.4%
------------------------------------------------------------------------------
(14)  TYPE OF REPORTING PERSON
           (a)    00
           (b)    IN
------------------------------------------------------------------------------

This Amendment No. 1 is filed solely to report a decrease in the number of securities beneficially owned by the reporting persons. Terms are as defined in the initial filing.

Item 5.       Interest in Securities of the Issuer.

On March 16, 2001, the Estate transferred 1,000,000 shares of Class A Common Stock to Michele Metrinko Rollins as stipulated under the Last Will and Testament of John W. Rollins Sr.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         Estate of John W. Rollins, Sr.

Date  April 11, 2001                       /s/ Henry B. Tippie
     --------------------------           ---------------------------------
                                          By Henry B. Tippie, Executor

                                           /s/ Henry B. Tippie
                                          ---------------------------------
                                          Henry B. Tippie, Individually

Attention:      Intentional misstatements or omissions of fact constitute
Federal criminal violations (See 18 U.S.C. 1001)